Exhibit 10.30

RSU Grant No. [YEAR]-[No.]

PAREXEL INTERNATIONAL CORPORATION

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT made between PAREXEL International Corporation, a Massachusetts corporation (the “Company”), and                                          (“you”).

For valuable consideration, receipt of which is acknowledged, the Company and you agree as follows:

1.	Grant of RSUs.

On             , 201   (the “Date of Grant”) and subject to the terms and conditions set forth in this Agreement and in the Company’s 2007 Stock Incentive Plan, as amended (the “Plan”), the Company has granted you Restricted Stock Units (“RSUs”) providing you with the right to receive [            ] shares of common stock (“Common Stock”), $.01 par value, of the Company (the “Shares”).

2.	Vesting and Forfeiture.

(a) While you remain employed by, or engaged to provide services to, the Company, the RSUs will vest as set forth on Schedule I. The date upon which each installment vests will be considered a “Vesting Date” for the portion of the RSUs vesting on that date. Any fractional Shares vested as of a particular date will be rounded down and carried forward to the next Vesting Date until a whole Share can be issued.

(b) Absent any contrary provision in the Plan or any other applicable agreement between you and the Company (for example, employment agreements, severance agreements or change-in-control agreements), if you cease to be employed by the Company for any reason or no reason (other than death or disability as described in Section 2(c) below), you will immediately and automatically forfeit all rights to any of your RSUs that have Vesting Dates after the date your employment ends.

(c) The Vesting Date for all unvested RSUs will be accelerated, if applicable, to the earliest of:

(i) Your death;

(ii) Your “Disability” (within the meaning of Treasury Regulation Section 1.409A-3(g)(4) or any successor regulation); and

(iii) As required pursuant to any applicable agreement between you and the Company (for example, employment agreements, severance agreements or change-in-control agreements).

3.	Issuance of Shares.

Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), as soon as practicable after a Vesting Date, the Company shall issue one or more certificates representing the newly vested Shares to you or your estate, or, as directed by you, a brokerage account. The Company must, in any event, issue the applicable Shares no later than the later of (i) December 31 of the calendar year in which an applicable Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the Vesting Date. Subject to the previous sentence and the other terms of this Agreement and the Plan, the delivery date shall be in the sole and absolute discretion of the Company. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Vesting Date occurs because of your termination of employment and if the Company determines that you are a “specified employee” as defined under Section 409A, then the distribution of newly vested Shares shall be delayed until the earlier of (i) the date that is six months plus one day after the date of termination and (ii) the 10th day after your date of death. Until the Vesting Date, you will have no rights to any Shares or any rights associated with such Shares, including without limitation dividend or voting rights.

4.	Acceleration/ Deferral.

(a) Acceleration. In no event may the Company deliver the Shares to you earlier than an applicable Vesting Date, except as the Plan may otherwise provide; provided, however, that in no case shall the delivery of Shares be accelerated to a date earlier than the Vesting Date unless such acceleration is permitted or required by Section 409A.

(b) Deferral. In no event may the Company or you defer the delivery of the Shares beyond the date specified in Section 3 of this Agreement, unless such deferral is permitted or required by Section 409A.

5.	Transferability.

The RSUs and shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. You may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.

6.	Withholding Taxes.

(a) You acknowledge that you have reviewed with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. You affirm that you are relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b) The Company’s obligation to deliver Shares to you upon or after the vesting of the RSUs shall be subject to your satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements (“Withholding Taxes”).

(c) You acknowledge and agree that the Company has the right to deduct from payments of any kind otherwise due to you any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement. You must make appropriate arrangements to pay any required Withholding Taxes, which may include payment through payroll withholding, by check, or through arranging for the delivery of proceeds from the sale on the market of enough Shares to satisfy the Withholding Taxes. You must execute Exhibit A to designate the manner in which you will satisfy the Withholding Taxes. You may choose to execute Exhibit B to provide a method for satisfying the Withholding Taxes. If you elect not to execute Exhibit B, the Company may require you to execute other instruments establishing how you will satisfy the Withholding Taxes.

7.	Securities Laws.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and you may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.

8.	Provisions of the Plan.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to you with this Agreement. Any capitalized terms used in this Agreement but not defined in the Agreement shall have the same meaning as in the Plan.

(b) (1) Notwithstanding the foregoing, in connection with a Reorganization Event (as defined in the Plan), the Board may take any one or more of the following actions as to all or any (or any portion of) this Award on such terms as the Board determines (except to the extent specifically provided otherwise in another agreement between you and the Company): (A) provide that the Award shall be assumed, or a substantially equivalent Award shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to you, provide that all of the unvested portion of your Award will terminate immediately prior to the consummation of such Reorganization Event, (C) provide that the Award shall become become fully vested and that the Shares shall become deliverable, in whole or in part prior to or upon such Reorganization Event, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to you with respect to the Award equal to (I) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the Acquisition Price, less any applicable Withholding Taxes, in exchange for the termination of such Award, (E) provide that, in connection with a liquidation or dissolution of the Company, the Award shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable Withholding Taxes) and (F) any combination of the foregoing. In taking any of the actions permitted under this Section 8(b)(1), and except to the extent otherwise provided in another agreement between you and the Company, the Board shall not be obligated by the Plan to treat all Awards, all Awards held by you, or all Awards of the same type, identically.

(2) Notwithstanding the terms of Section 8(b)(1), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (A) if the applicable Restricted Stock Unit agreement or another agreement between you and the Company provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 8(b)(1)(A) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit or other agreement; and (B) the Board may only undertake the actions set forth in clauses (C), (D) or (E) of Section 8(b)(1) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (A) of Section 8(b)(1), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(3) For purposes of Section 8(b)(1)(A), the Award shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

9.	Miscellaneous.

(a) Section 409A. This Agreement is intended to be exempt from or to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(b) Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to your account at the time provided for in this Agreement. Neither you nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. Your right to receive payments hereunder shall be that of an unsecured general creditor of Company.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(d) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.

(e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and you and its and your respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.

(f) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention Director of Human Resources) and, for you, at your home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9(f).

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(j) Your Acknowledgments. You acknowledge that you: (i) have read this Agreement; (ii) have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of your own choice or have voluntarily declined to seek such counsel; (iii) understand the terms and consequences of this Agreement; (iv) are fully aware of the legal and binding effect of this Agreement; and (v) understand that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the actions contemplated by the Agreement, and is not acting as counsel for you.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

PAREXEL INTERNATIONAL CORPORATION

Date:	By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

I hereby accept the foregoing grant and agree to the terms and conditions thereof and acknowledge receipt of a copy of the Company’s 2007 Stock Incentive Plan, as amended.

PARTICIPANT

Print Name:

Date:

Schedule I

Exhibit A

Election

☐    I elect to pay the Company any Withholding Taxes by cash or check (and I acknowledge that the Company may also need to withhold some or all of the Withholding Taxes from cash due to me with respect to salary or wages).

☐    I elect to use the Standing Order set forth on Exhibit B.

Date:	By:
[Name of Participant]

Exhibit B

Standing Order

☐    I elect to pay the Company by cash or check up to $             in Withholding Taxes in connection with each and every Vesting Date or later distribution of Shares (as defined below) and to have the remainder, if any, of the Withholding Taxes (the “Remaining Withholding”) satisfied by applying proceeds from a market sale of Company securities issuable as a result of such Vesting Date as set forth below.

or

☐    I elect to satisfy any Withholding Taxes in connection with each and every Vesting Date or later distribution of Shares satisfied by applying proceeds from a market sale of Company securities issuable as a result of such Vesting Date as set forth below.

I acknowledge that if the Standing Order (as defined below) cannot satisfy the Withholding Taxes or the Remaining Withholding, the Company will be able to require me to satisfy the taxes in some other manner.

To satisfy the Withholding Taxes or the Remaining Withholding, as elected above, due at the Vesting Date or later distribution of the related Shares, I agree to the following:

1. I am executing this Irrevocable Standing Order to Sell Shares (the “Standing Order”), to authorize the Company and [NAME OF BROKER] (or such other broker the Company designates) (the “Broker”) to take the actions described in this Paragraph 1. I authorize the Company to transfer the Shares to the Broker to an account for my benefit (the “Brokerage Account”), and I irrevocably authorize the Broker to sell, at the market price and on such date I receive the Shares (or, if all or a portion of the sale cannot be completed on such date because of insufficient demand or a market disruption, then on the next following business day on which the sale can be made) the number of Shares necessary to obtain proceeds sufficient to satisfy the amount of the Withholding Taxes or the Remaining Withholding indicated by the Company to the Broker. I understand and agree that the number of Shares that the Broker will sell will be based on the Company’s estimate (or Broker’s estimate if it provides such service) of the Shares required to satisfy the Withholding Taxes or the Remaining Withholding, using the closing price of the Common Stock on the Vesting Date. I agree to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Standing Order.

2. I agree that the proceeds received from the sale of Shares pursuant to Paragraph 1 will be used to satisfy the Withholding Taxes or Remaining Withholding and, accordingly, I hereby authorize the Broker to pay such proceeds to the Company for such purpose. I understand that, to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes or Remaining Withholding, such excess proceeds shall be deposited into the Brokerage Account and, if a shortfall occurs, the Broker may sell additional Shares or the Company may require cash from me for withholdings. I further understand that any remaining Shares will be deposited into the Brokerage Account.

3. I have reviewed with my own tax advisors the federal, state, local and foreign tax consequences of this grant and the actions contemplated by the Agreement and this Standing Order. I am relying solely on such advisors and not on any statements or representations of the Company or any of its agents. I understand that I (and not the Company) will be responsible for my own tax liability that may arise as a result of this grant or the actions contemplated by this Agreement.

4. I represent to the Company that, as of the date hereof, I am not aware of any material nonpublic information about the Company or the Common Stock. The Company and I have structured this Agreement to comply with the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) issued under such Act.

IN WITNESS WHEREOF, the parties hereto have executed this Standing Order as of the last date indicated below.

PAREXEL International Corporation

Date:	By:
Name:
Title:

Date:	By:
[Name of Participant]